Exhibit 99.1

Spectrum Pharmaceuticals Regains Compliance with Nasdaq Minimum Bid Price Requirement

Boston, MA, May 17, 2023 – Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI) (“Spectrum” or the “Company”), a biopharmaceutical Company focused on novel and targeted oncology announced today that on May 16, 2023, the Company received a written notification from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (Nasdaq) that the Company has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

The Company previously received notification from the Staff on November 1, 2022, that its common stock failed to maintain a minimum bid price of $1.00 or more over the previous 30 consecutive business days, as required by the Nasdaq Listing Rules. Since then, the Staff has determined that for the 10 consecutive business days from May 2 to May 15, 2023, the closing bid price of Spectrum’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

About Spectrum Pharmaceuticals, Inc.

Spectrum is a commercial stage biopharmaceutical company, with a strategy of acquiring, developing, and commercializing novel and targeted oncology therapies. We have an in-house clinical development organization with regulatory and data management capabilities, in addition to commercial infrastructure and a field based sales force for our marketed product, ROLVEDON™ (eflapegrastim-xnst) Injection. For additional information on Spectrum please visit www.sppirx.com.

Notice Regarding Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, the possibility that our commercialization efforts may not be successful, our dependence on third parties for manufacturing, distribution and quality control and other risks that are described in further detail in the company’s reports filed with the Securities and Exchange Commission. The company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc. and its affiliates. REDEFINING CANCER CARE™ and ROLVEDON™ are the Spectrum Pharmaceuticals’ logos and trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2023 Spectrum Pharmaceuticals, Inc. All Rights Reserved

Contacts:

Nora Brennan

Chief Financial Officer

949.788.6700

InvestorRelations@sppirx.com

Lisa Wilson

In-Site Communications, Inc.

212.452.2793

lwilson@insitecony.com